Exhibit 99.1

Achieve Announces Share Purchase Agreement with

Lincoln Park Capital Fund, LLC

BOTHELL, Wash and VANCOUVER, British Columbia, Sept. 14, 2017 — Achieve Life Sciences, Inc. (NASDAQ: ACHV), a clinical-stage pharmaceutical company committed to the global development and commercialization of cytisine for smoking cessation, today announced that it has entered into a share purchase agreement with Lincoln Park Capital Fund, LLC pursuant to which Achieve may sell up to $11.0 million of shares of common stock over the 30 month term of the Purchase Agreement. The agreement includes an initial purchase of $1.0 million for 328,947 shares of common stock and a warrant to purchase 82,237 shares of common stock.

Following completion of the initial $1.0 million purchase, Achieve has the right, at its sole discretion, to sell up to an additional $10.0 million worth of shares to Lincoln Park, from time to time in amounts and on such terms and conditions as are described in the Purchase Agreement. Under the terms of the Purchase Agreement, Achieve has control over the timing and amount of any future sale of shares which are subject to certain conditions, and Lincoln Park is obligated to make such purchases in accordance with the terms of the agreement.

Achieve intends to use the net proceeds it receives from this offering for working capital and general corporate purposes, including to advance the clinical development of cytisine.

There are no upper price limitations Lincoln Park may pay to purchase common stock from the Company, and the purchase price of any future shares will be based on the prevailing market prices of the Company’s shares at the time of each sale. In consideration for entering into the agreement and committing to fund up to $11.0 million, Achieve has issued shares of common stock to Lincoln Park as a commitment fee. Lincoln Park has also agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the shares. Achieve may terminate the Purchase Agreement at any time, at its sole discretion, without any cost or penalty.

The financing is being conducted pursuant to an effective shelf registration statement filed with the SEC. A prospectus supplement and the accompanying prospectus describing the terms of the financing will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus will be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Achieve, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Achieve Contact

Hershel Berry

hberry@bplifescience.com

(415) 375-3340 ext. 1